                                                                    Exhibit 8.2


                    [LETTERHEAD OF POYNER & SPRUILL, L.L.P.]






[Date Blank}



Centura Banks, Inc.
Centura Bank
134 North Church Street
Rocky Mount, NC  27804


Gentlemen:

         Centura Banks, Inc. ("Centura"), a North Carolina bank holding corporation, and Pee Dee Bankshares, Inc. ("Pee Dee"), a South Carolina bank holding corporation, have entered into an agreement and plan of reorganization (the "Agreement") under the terms of which Pee Dee will be merged with and into Centura, and each share of Pee Dee common stock issued and outstanding shall cease to be outstanding and shall be converted into and exchanged for Centura common stock in a transaction that qualifies as a merger under Section 368(a) of the Internal Revenue Code of 1986 as amended (the "Code"). Also under the terms of the Agreement, Pee Dee State Bank ("State Bank"), a subsidiary of Pee Dee, will merge with and into Centura Bank, a North Carolina bank corporation subsidiary of Centura in a transaction that qualifies as a merger under Section 368(a) of the Code. Each share of State Bank common stock issued and outstanding (other than shares held by shareholders of State Bank who exercise dissenter's rights) shall cease to be outstanding and each such share, except those owned by Pee Dee, shall be converted into and exchanged for Centura common stock to be issued by Centura pursuant to the reorganization.

         Under the terms of the Agreement, we have been asked to opine that no gain or loss will be recognized by Centura as a result of the issuance of Centura common stock in connection with the merger or the bank merger and accordingly, our opinion is limited thereto. For purposes of our opinion, we have assumed that the reorganizations are consummated in strict accordance with all the terms and conditions of the Agreement and constitute one or more reorganizations within the meaning of Section 368(a) of the Code.

         In rendering the opinion set forth below, we have considered the Agreement, applicable case law and applicable provisions of (i) the Code as presently in effect, (ii) the regulations adopted under the Code, (iii) the revenue rulings and revenue procedures published under and with respect to the Code, and (iv) the North Carolina General Statutes as presently in effect and regulations promulgated thereunder. No assurance can be given that legislative, administrative,

Centura Banks, Inc.
Centura Bank
[Date Blank]
Page 2




 or judicial decisions or interpretations may not be forthcoming that would significantly change the opinions set forth herein. Any such changes may retroactively and adversely affect such opinions. In addition, it should be noted that an opinion of counsel represents only that counsel's best legal judgment and has no binding effect on the Internal Revenue Service or North Carolina Department of Revenue, nor has official status of any kind.

         Based upon the matters and resources we have considered, we are of the opinion that, upon consummation of the reorganizations in strict accordance with all the terms and conditions of the Agreement, neither Centura nor Centura Bank will recognize gain or loss for federal or State of North Carolina income tax purposes on the exchange of Centura common stock for the assets of Pee Dee and State Bank in the merger of Pee Dee into Centura and the merger of State Bank into Centura Bank.

         Except to the extent specifically provided herein, no opinion is expressed or implied concerning the federal income tax consequences of the transactions described in the Agreement or the consequences under any other federal, State, or local tax laws.

         The opinions expressed herein are for the exclusive benefit of Centura and Centura Bank and in connection with the transactions described in the Agreement, and may not be relied upon by them for any other purpose, or use, circulated, quoted or relied upon by any other person or entity for any purpose without our prior consent. We consent to the filing of this letter as an exhibit to the Registration Statement.

         This opinion is specifically limited to those matters expressed herein, effective as of the date hereof. We assume no duty to inform you of any changes in our opinion hereafter due to any change in law or facts that may hereafter occur or come to our attention.

                                                     Very truly yours,


                                                     [POYNER & SPRUILL, L.L.P.]